Exhibit 99.1

China XD Plastics Announces Receipt of Preliminary Non-Binding "Going Private" Proposal

Harbin, China, February 17, 2017 — China XD Plastics Company Limited ("China XD Plastics" or the "Company") (NASDAQ: CXDC), one of China's specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced that its Board of Directors (the "Board") has received a preliminary non-binding proposal letter, dated February 16, 2017, from its Chairman and Chief Executive Officer, Mr. Jie Han ("Mr. Han"), XD. Engineering Plastics Company Limited ("XD Engineering"), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, and MSPEA Modified Plastics Holding Limited, an affiliate of Morgan Stanley Private Equity Asia III, Inc. (collectively, the "Buyer Consortium"), to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Consortium in a "going-private" transaction (the "Transaction") for US$5.21 per share of common stock in cash. This price represents a premium of approximately 28.6% to the Company's closing price on February 15, 2017, and a premium of approximately 29.3% to the average closing price during the last 30 trading days.  The proposal letter states that the Buyer Consortium expects that the Board will appoint a special committee of independent directors to consider the proposal and make a recommendation to the Board. The proposal letter also states that the Buyer Consortium will not move forward with the proposed Transaction unless it is approved by such a special committee, and the proposed Transaction will be subject to a non-waivable condition requiring approval by majority shareholder vote of shareholders other than the Buyer Consortium members. The Buyer Consortium currently beneficially owns approximately 74% of the issued and outstanding shares of common stock of the Company on a fully diluted and as-converted basis.

A copy of the proposal letter is attached as Annex A to this press release.

The Board has established a special committee (the "Special Committee") of disinterested directors to consider the proposal The Special Committee is composed of the following independent directors of the Company: Mr. Lawrence W. Leighton, Mr. Feng Li, and Mr. Linyuan Zha, with Mr. Leighton serving as chairperson of the Special Committee. The Special Committee will be responsible for evaluating, negotiating and recommending to the Board any proposals involving a strategic transaction by the Company with one or more third parties. The Special Committee intends to retain advisors, including an independent financial advisor, to assist in the evaluation of the proposal and any additional proposals that may be made by the Buyer Consortium.

The Special Committee cautions the Company's shareholders and others considering trading in its securities that the Special Committee has not made any decisions with respect to the Company's response to the proposal. There can be no assurance that any definitive offer will be made by the Buyer Consortium or any other person, that any definitive agreement will be executed relating to the proposed Transaction, or that this or any other transaction will be approved or consummated.

About China XD Plastics Company Limited
China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 28 automobile brands manufactured in China, including without limitation, Audi, Mercedes Benz, BMW, Buick, Chevrolet, VW Passat, Golf and Jetta, Mazda, and Toyota. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of September 30, 2016, 390 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://www.chinaxd.net.

Safe Harbor Statement
This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics

Mr. Taylor Zhang, CFO (New York)
Phone: +1 (212) 747-1118
Email: cxdc@chinaxd.net

Investor Relations: Citigate Dewe Rogerson

Ms. Vivian Chen, Managing Director
US: +1 (347) 481-3711
Email: Vivian.chen@citigatedr.com

Annex A

Mr. Jie Han
XD. Engineering Plastics Company Limited
MSPEA Modified Plastics Holding Limited

February 16, 2017

The Board of Directors
China XD Plastics Company Limited
No. 9 Dalian North Road, Haping Road Centralized Industrial Park
Harbin Development Zone
Heilongjiang Province, P. R. China

Dear Sirs:

Mr. Jie Han ("Mr. Han"), Chief Executive Officer and Chairman of China XD Plastics Company Limited (the "Company"), XD. Engineering Plastics Company Limited ("XD Engineering"), a company incorporated in the British Virgin Islands and wholly owned by Mr. Han and MSPEA Modified Plastics Holding Limited, an affiliate of Morgan Stanley Private Equity Asia III, Inc. ("MSPEA", together with Mr. Han and XD Engineering, the "Buyer Group", "we" or "us"), are pleased to submit this preliminary non-binding proposal to acquire all of the outstanding shares of common stock ("Common Stock") of the Company not already owned by the Buyer Group in a going-private transaction (the "Acquisition").  The Buyer Group currently beneficially owns approximately 74% of the issued and outstanding shares of Common Stock of the Company on a fully diluted and as-converted basis.

We believe that our proposal of US$5.21 in cash per share of Common Stock will provide a very attractive opportunity to the Company's stockholders. This price represents a premium of approximately 28.6% to the Company's closing price on February 15, 2017, and a premium of approximately 29.3% to the average closing price during the last 30 trading days.

The terms and conditions upon which we are prepared to pursue the Acquisition are set forth below.  We are confident in our ability to consummate an Acquisition as outlined in this letter.

1.  Buyer.  We intend to form an acquisition vehicle for the purpose of pursuing the Acquisition (the "Acquisition Vehicle"). The Acquisition will be in the form of a merger of the Company with the acquisition vehicle. We are interested only in pursuing this Acquisition and are not interested in selling our shares of Common Stock or preferred stock of the Company, as the case may be, in any other transaction involving the Company.

2.  Purchase Price.  Our proposed consideration payable for the Company's Common Stock acquired in the Acquisition will be US$5.21 in cash per share.

3.  Financing.  We intend to finance the Acquisition with a combination of debt and equity capital.  Equity financing is expected to be provided by the Buyer Group in the form of rollover equity in the Company and cash contributions from third party sponsors.  Debt financing is expected to be provided by loans from third party financial institutions.  We are confident that we can timely secure adequate financing to consummate the Acquisition.

4.  Due Diligence.  Parties providing financing will require a timely opportunity to conduct customary due diligence on the Company.  We would like to ask the board of directors of the Company to accommodate such due diligence request and approve the provision of confidential information relating to the Company and its business to possible sources of equity and debt financing subject to confidentiality agreements with customary terms.

5.  Definitive Agreements.  Mr. Han has engaged Skadden, Arps, Slate, Meagher & Flom LLP as his U.S. legal counsel.  MSPEA has engaged Paul, Weiss, Rifkind, Wharton & Garrison LLP as its U.S. legal counsel.  We are prepared to negotiate and finalize definitive agreements (the "Definitive Agreements") expeditiously.  This proposal is subject to execution of the Definitive Agreements.  These documents will include provisions typical for transactions of this type.

6.  Confidentiality.   The Buyer Group will, as required by law, promptly file a Schedule 13D amendment to disclose this letter.  We are sure you will agree with us that it is in all of our interests to ensure that we proceed our discussions relating to the Acquisition in a confidential manner, unless otherwise required by law, until we have executed the Definitive Agreements or terminated our discussions.

7.  Process.  We believe that the Acquisition will provide superior value to the Company's stockholders.  We recognize of course that the Board will evaluate the proposed Acquisition independently before it can make its determination whether to endorse it.  It is our expectation that the Board will appoint a special committee of independent directors to consider our proposal and make a recommendation to the Board.   We will not move forward with the transaction unless it is approved by such a special committee.  In addition, the transaction will be subject to a non-waivable condition requiring approval by majority shareholder vote of shareholders other than the Buyer Group.

8.  No Binding Commitment.  This letter constitutes only a preliminary indication of our interest, and does not constitute any binding commitment with respect to an Acquisition.  Such a commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation.

In closing, we would like to express our commitment to working together with you to bring this Acquisition to a successful and timely conclusion.  Should you have any questions regarding this proposal, please do not hesitate to contact us.  We look forward to speaking with you.

* * * * *

[Signature Page to Follow]

Sincerely,

Jie HAN

/s/ Jie Han

XD. Engineering Plastics Company Limited

By: /s/ Jie Han
Name: Jie HAN
Title: Authorized Signatory

MSPEA Modified Plastics Holding Limited

By:  /s/ Ivan John Sutlic
Name: Ivan John Sutlic
Title: Authorized Signatory